Exhibit 10.6

CHESAPEAKE BANK OF MARYLAND

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made this 31st day of August, 2017 by and between CHESAPEAKE BANK OF MARYLAND, a federal savings bank (the “Bank”), and Jodi L. Beal (“Executive”).

WHEREAS, Executive serves in as Executive Vice President, Chief Financial Officer and Treasurer of the Bank (“Officer Positions”), and

WHEREAS, the Bank wishes to be assured of Executive’s services for the term of this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Bank during the term of this Agreement on the terms and conditions set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

1. Employment. The Bank will employ Executive in the Officer Positions. Executive will perform all duties and shall have all powers commonly incident to her position, or which, consistent with his position, the Board of Directors of the Bank (the “Board”) delegates to Executive. Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank, including the Banks of the Chesapeake, MHC, the mutual holding company of the Bank (“MHC”), and to carry out the duties and responsibilities reasonably appropriate to those offices.

2. Location and Facilities. The Bank will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in Section 1 and as are necessary for her to perform her duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3. Term.

a.	The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the one year anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3 (collectively, the “Term”).

b.

Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement Term for an additional year, so that the remaining Term of the Agreement again becomes twelve (12) months, unless Executive elects not to extend the Term of this Agreement by giving written notice in accordance with’ Section 18 of this Agreement. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement Term and will include the rationale and results of its review in the minutes of its meeting. The Board will notify Executive within sixty days after its annual review whether it has determined to extend the Term of the Agreement.

c.	Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term of this Agreement.

4. Base Compensation.

a.	For her services in the Officer Positions, the Bank agrees to pay Executive a base salary at the rate of $125,000.00 per annum, payable in accordance with customary payroll practices.

b.	During the Term of this Agreement, the Board will review the level of Executive’s base salary at least annually, based upon factors deemed relevant, in order to determine Executive’s base salary through the remaining Term of the Agreement.

5. Bonuses. Executive will participate in discretionary bonuses or other incentive compensation programs that the Bank may sponsor or award from time to time to senior management employees. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of any other compensation to which Executive is entitled under this Agreement.

6. Benefit Plans. Executive will participate in life insurance, medical, dental, pension, profit sharing, retirement and other programs and arrangements that the Bank may sponsor or maintain for the benefit of its employees, including participation in comparable programs for its executive officers, including but not limited to deferred compensation or supplemental retirement plans, executive supplemental life insurance coverage, and reimbursement of cell phone expenses.

7. Vacations and Leave.

a.	Executive may take vacations and other leave in accordance with the Bank’s policy for senior executives, or otherwise as approved by the Board.

b.	In addition to paid vacations and other leave, the Board may grant Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

8. Expense Payments and Reimbursements. The Bank will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with her services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9. Loyalty and Confidentiality.

a.	During the Term of this Agreement, Executive will devote all her business time, attention, skill, and efforts to the faithful performance of her duties under this Agreement; provided, however, that from time to time and following written notice to the Board, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation. Executive will not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.	Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.	Executive agrees to maintain the confidentiality of any and all information concerning the operations or financial status of the Bank; the names or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or its subsidiaries or affiliates to which she may be exposed during the course of her employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, she will not disclose to any person or entity, either during or subsequent to her employment, any of the above-mentioned information which is not generally known to the public, nor will she use the information in any way other than for the benefit of the Bank.

10. Termination and Termination Pay. Subject to Section 11 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.	Death. Executive’s employment under this Agreement will terminate upon her death during the Term of this Agreement, in which event Executive’s estate will receive payment of Executive’s base salary for a period of sixty (60) days following such date of death in addition to payment for any and all compensation accrued for all periods through the date of death.

b.	Retirement. This Agreement will terminate upon Executive’s retirement in accordance with the retirement benefit plan or plans in which she participates pursuant to Section 6 of this Agreement or otherwise.

c.	Disability.

(i)

The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform her duties under this

Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if no such plans exist, that impairs Executive’s ability to substantially perform her duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board will determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

(ii)	In the event of her Disability, Executive will no longer be obligated to perform services under this Agreement. The Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s rate of base salary in effect as of the date of her termination of employment due to Disability. The Bank will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date she returns to full-time employment at the Bank in the same capacity as she was employed prior to her termination for Disability; (B) her death; or (C) the last date of the Term of this Agreement had Executive’s employment not terminated by reason of Disability; provided, however, in the event of subparagraph (C), such Disability payments shall not be made for a period of less than twelve (12) months. The Bank will reduce Disability payments by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank. In addition, during any period of Disability payments from the Bank during Executive’s Disability, the Bank will continue to provide Executive and her dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or her dependents participated prior to her Disability on the same terms as if she had remained actively employed by the Bank.

d.	Termination for Cause.

(i)	The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate her employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

(ii)	Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Bank has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board called and held for the purpose of finding that (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel) Executive was guilty of the conduct described above and specifying the particulars of this conduct.

e.	Voluntary Termination by Executive. In addition to her other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the Term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, she will receive only her compensation and vested rights and benefits through the date of her termination. Following her voluntary termination of employment under this Section 10(e), Executive will continue to be subject to the restrictions set forth in Section 10(g) of this Agreement.

f.	Without Cause or With Good Reason.

(i)	In addition to termination pursuant to Sections 10(a) through 10(e), the Board may, by written notice to Executive, immediately terminate her employment at any time for a reason other than Cause (a termination “Without Cause”). Further, Executive may, by written notice to the Board given at any time within ninety (90) days following an event constituting “Good Reason,” as defined below immediately terminate her employment effective following thirty (30) days after such notice is given (a termination “With Good Reason”); provided, however, that the Bank shall have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure. Notwithstanding the foregoing, if such condition constituting Good Reason is remedied within such thirty (30) day period, the Bank shall not be required to pay the amount due to Executive as a result of such termination With Good Reason and such termination With Good Reason shall not be effective.

Subject to Section 11 of this Agreement, in the event of termination under this Section 10(f), Executive will receive her base salary in effect as of her termination date for a period of (12) twelve months, without regard to the remaining Term of the Agreement, with such amount paid in one lump sum within thirty (30) calendar days of her termination date. Executive will also continue to participate in any compensation and benefit plans of the Bank that provide medical, dental and life insurance coverage, and payment equal to the additional cash bonus and retirement benefits that would have been earned by Executive for such twelve (12) month period (or the date of death, if earlier), under terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives of the Bank during the same period. If the Bank cannot provide such coverage or participation because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual policy basis or the cash equivalent.

(ii)	“Good Reason” exists if, without Executive’s express written consent, the Bank materially breaches any of its obligations under this Agreement. Without limitation, such a material breach will occur upon any of the following:

(1)	A material reduction in, Executive’s responsibilities or authority in connection with her employment with the Bank, including a requirement that Executive report to any person other than the Bank’s President or directly to the Board of Directors;

(2)	Assignment to Executive of duties of a non-executive nature or duties for which she is not reasonably equipped by her skills and experience;

(3)	A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 11 of this Agreement, any reduction in salary or material reduction in benefits below the amounts Executive was entitled to receive prior to the Change in Control;

(4)	Termination of incentive and benefit plans, programs or arrangements, or reduction of Executive’s participation, that is not applicable to other similarly situated participants and to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

(5)	A requirement that Executive relocate her principal business office or her principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation;

(6)	Liquidation or dissolution of the Bank; or

(7)	A material breach of this Agreement by the Bank.

(iii)

Notwithstanding the foregoing, a reduction or elimination of Executive’s benefits under one or more benefit plans, programs or arrangements maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits, applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), will not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the same type or to the same general extent as those offered under such plans prior to the reduction or elimination are not available to other officers of the Bank or any affiliate under a plan or plans in or under which Executive is not entitled to participate.

g.	Post-Employment Covenant Not to Compete or Interfere with Relationships

Regardless of anything herein to the contrary, following a termination of employment by the Bank or Executive pursuant to Section 10(e) or 10(f):

i.	Executive’s obligations under Section 9(c) of this Agreement will continue in effect; and

ii.	During the period ending six (6) months following such termination employment, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company, credit union or other financial institution that offers products or services competing with those offered by the Bank from any office within thirty-five (35) miles from the main office or any branch of the Bank and, further, Executive will not interfere with the relationship of the Bank, its subsidiaries or affiliates and any of their employees, agents, or representatives; provided, however, the provisions of this subsection 10(g)(ii) shall not apply in the event of such termination of employment following a Change in Control as set forth at Section 11(b).

11. Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

(i)	There occurs a “Change in Control” of the Bank, as defined or determined by either the Bank’s primary federal regulator or under regulations promulgated by such regulator;

(ii)	As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

(iii)	The Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank;

(iv)	The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank; or

(v)	The Bank sells or transfers more than a fifty percent (50%) equity interest in the Bank to another person or entity which is not an affiliate of the Bank, excluding a sale or transfer to a person or persons who are employed by the Bank.

Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion or reorganization of the Bank or the MHC from mutual to stock form (including, without limitation, through the formation of a stock holding company) constitute a Change in Control for purposes of this Agreement.

b.	Termination. If within the period ending one year after a Change in Control, (i) the Bank terminates Executive’s employment without Cause, or (ii) Executive voluntarily terminates her employment With Good Reason, the Bank will, within ten (10) calendar days of the termination of Executive’s employment, make a lump-sum cash payment equal to 100% of Executive’s highest annual taxable compensation as reported in Box-5 (Medicare Wages) of IRS Form W-2 for the most recently completed three calendar years ended as of or immediately prior to the effective date of such Change in Control. The cash payment made under this Section 11(b) shall be made in lieu of any payment also required under Section 10(f) of this Agreement because of Executive’s termination of employment; however, Executive’s rights under Section 10(f) are not otherwise affected by this Section 11.

c.

In addition to the payments to be made in accordance with Section 11(b) herein, for a period of eighteen (18) months following the effective date of such Termination of Employment following a Change in Control, whether resulting from without Cause termination initiated by the Bank or With Good Reason initiated by Executive, the Bank shall continue to provide Executive and her family with participation under and reimbursement for the insurance premiums for participation in the group medical and dental insurances as were provided and paid for at the time of the termination of her employment with the Bank; provided that, if at any time during such eighteen (18) month period, Executive becomes employed by another employer which provides one or more such benefits, the Bank shall, immediately and from the date when such benefits are made available to Executive by the successor employer, be relieved of its obligation to provide such benefits to the extent such benefits are duplicative of what is provided to Executive by Executive’s new employer. If the Bank cannot provide the benefits set forth in this Section 11(c) because Executive is no longer an employee and applicable rules and regulations prohibit the continuation of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. The cash payment shall be made in a lump sum within thirty (30) days after the later of Executive’s date of termination of employment or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.

d.	The provisions of Section 11 and Sections 13 through 25, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one (1) year following a Change in Control.

12. Indemnification and Liability Insurance.

a.	Indemnification. The Bank agrees to indemnify Executive (and her heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which she may be involved by reason of her service as an officer or director of the Bank or any of its subsidiaries or affiliates (whether or not she continues to be an officer or director at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in her capacity as an officer or director of the Bank or any of its subsidiaries. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 12(a) to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 12 will survive the Term of this Agreement by a period of six (6) years.

b.	Insurance. During the period for which the Bank must indemnify Executive, the Bank will provide Executive (and her heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

13. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with her successful enforcement of the Bank’s obligations under this Agreement. Successful enforcement means the grant of an award of money or the requirement that the Bank take some specified action: (i) as a result of court order; or (ii) otherwise following an initial failure of the Bank to pay money or take action promptly following receipt of a written demand from Executive stating the reason that the Bank must make payment or take action under this Agreement.

14. Limitation of Payments or Benefits Under Certain Circumstances.

a.	If the payments and benefits pursuant to Section 11 of this Agreement, either alone or together with other payments and benefits Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 11 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 11 being non-deductible to the Bank pursuant to Section 280G of the Code and subject Executive to the excise tax imposed under Section 4999 of the Code. The Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 11; the Bank will pay for the accountant’s opinion. If the Bank and/or Executive do not agree with the accountant’s opinion, the Bank will pay to Executive the maximum amount of payments and benefits pursuant to Section 11, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the excise tax imposed under Section 4999 of the Code. The Bank may also request, and Executive has the right to demand that the Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 11 have such tax consequences. The Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to Executive’s approval prior to filing; Executive shall not unreasonably withhold her approval. The Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 11 hereof, or a reduction in the payments and benefits specified in Section 11, below zero. Notwithstanding the foregoing, nothing herein shall preclude the MHC from making payments to Executive that are non-deductible pursuant to Section 280G of the Code and subject Executive to the excise tax imposed under Section 4999 of the Code.

b.	Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than twenty (20) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). Notwithstanding the foregoing, this Section is not applicable in the event of Executive’s termination for Cause.

c.	Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

15. Injunctive Relief. Upon a breach or threatened breach of Section 10(g) of this Agreement or the prohibitions upon disclosure contained in Section 9(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Bank under this Agreement.

16. Successors and Assigns.

a.	This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.	Since the Bank is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate her rights or duties under this Agreement without first obtaining the written consent of the Bank.

17. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

18. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or forty-eight (48) hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business office and to Executive at her home address as maintained in the records of the Bank.

19. No Plan Created by this Agreement. Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

20. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

21. Applicable Law. Except to the extent preempted by federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

22. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

23. Headings. Headings contained in this Agreement are for convenience of reference only.

24. Entire Agreement. This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5, 6 and 7.

25. Required Provisions. In the event any of the foregoing provisions of this Agreement conflict with the terms of this Section 25, this Section 25 shall prevail.

a.	The Bank’s Board of Directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 10(d) of this Agreement.

b.	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.	All obligations under this Agreement shall terminate, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the institution: (i) by the Comptroller of the Office of the Comptroller of the Currency (OCC), or his or her designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(e) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c), or (ii) by the Comptroller of the OCC (or his or her designee) at the time the Comptroller (or his or her designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.	Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CHESAPEAKE BANK OF MARYLAND

August 31, 2017	By:	/s/ Joseph M. Solomon
Date		Joseph M. Solomon
President and Managing Officer

EXECUTIVE

August 31, 2017		/s/ Jodi L. Beal
Date		Jodi L. Beal